Exhibit 4.1

NASH FINCH COMPANY
DIRECTOR DEFERRED COMPENSATION PLAN

1.                                       Description.

1.1           Name.  The name of the Plan is the “Nash Finch Company Director Deferred Compensation Plan.”

1.2           Purpose.  The purpose of the Plan is to provide each Qualified Director with the opportunity to defer receipt of Director Cash Compensation through credits to his or her Share Account or Cash Account.

1.3           Type.  The Plan is maintained primarily for the purpose of providing deferred compensation for Qualified Directors and is intended to be unfunded for tax purposes.  The Plan is intended to satisfy in form and operation the requirements of Code section 409A.  The Plan will be construed and administered in a manner that is consistent with and gives effect to the foregoing.

1.4           Relationship to 1997 Non-Employee Director Stock Compensation Plan.  The Company previously adopted the Nash Finch Company 1997 Non-Employee Director Stock Compensation Plan (the “1997 Plan”), a plan which, as amended, is similar in purpose and type to the Plan.  Because of changes in the Code that change the taxation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005, the Company has elected (i) to amend the 1997 Plan to provide that no additional deferrals may be made by participants in that plan after December 31, 2004, and (ii) to adopt this new Plan for amounts deferred after December 31, 2004, in each case determining the timing of any deferral in a manner consistent with Code section 409A and the regulations, rulings and guidance issued thereunder by the U.S. Treasury Department and the Internal Revenue Service.

2.                                       Participation.

2.1           Eligibility.  Each individual who is a Qualified Director is eligible to participate in the Plan.  A Participant who has suspended his or her deferral elections in connection with an Unforeseeable Emergency is not eligible to elect additional deferrals with respect to the remainder of the Plan Year during which the suspension occurs.

2.2                                 Enrollment and Commencement of Participation.

(a)           As a condition to participation, each Qualified Director as of the first day of a Plan Year shall complete, execute and return to the Administrator an election form and a beneficiary designation form prior to the first day of such Plan Year, or such earlier deadline as may be established by the Plan Rules.

(b)           An individual who first becomes a Qualified Director after the first day of a Plan Year must, in order to participate for the remainder of that Plan Year, complete and return to the Administrator the documents specified in Section 2.2(a) within thirty (30) days after he or she first becomes a Qualified Director, or by such earlier deadline as may be established by Plan Rules.  In such event, such person shall not be permitted to defer under this Plan any portion of his or her Director Cash Compensation that is paid with respect to services performed prior to his or her participation commencement date.

(c)           Each Qualified Director shall commence participation in the Plan on the date that the Administrator determines that the Qualified Director has met all participation requirements, including returning all required documents to the Administrator within the specified time period.

The Administrator shall process a Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Administrator.

(d)           If a Qualified Director fails to meet all requirements contained in this Section 2.2 within the period required, that Qualified Director shall not be entitled to participate in the Plan during such Plan Year.

2.3           Condition of Participation.  Each Qualified Director, as a condition of participation in the Plan, is bound by all the terms and conditions of the Plan and the Plan Rules, including but not limited to the reserved right of the Company to amend or terminate the Plan, and must furnish to the Administrator such pertinent information, and execute such election forms and other instruments, as the Administrator or Plan Rules may require by such dates as the Administrator or Plan Rules may establish.

2.4           Termination of Participation.  A Participant will cease to be such as of the date on which he or she is not then eligible to make deferrals and his or her entire Account balance has been distributed.

3.                                       Deferral Elections.

3.1                                 Minimum and Maximum Deferrals

(a)           Full Plan Year.  For each full Plan Year, a Participant may elect to defer the payment of his or her Director Cash Compensation by any one percent increment from one percent to a maximum of 100%.  The percentage so elected for Director Cash Compensation will automatically apply to the Participant’s Director Cash Compensation as adjusted from time to time.  The Participant may also elect to defer any dollar amount of Director Cash Compensation, in even $1,000 increments, so long as the total amount deferred will not, in any case, exceed the applicable maximum deferral amount as specified above.  For an election to be effective, a Participant must elect to defer a minimum of $5,000 of his or her annual Director Cash Compensation.  If the Administrator determines, prior to the beginning of a Plan Year, that a Participant has made an election for less than the stated minimum annual deferral amount, or if no election is made, the amount deferred shall be zero.

(b)           Short Plan Year.  If a Participant first becomes eligible to participate in the Plan after the first day of a Plan Year, the minimum annual amount of his or her Director Cash Compensation that may be deferred shall be equal to $5,000 multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year after the Qualified Director first becomes eligible to participate in the Plan and the denominator of which is 12.  The maximum annual amount that may be deferred for that Plan Year will be the amount of Director Cash Compensation not yet earned by the Participant as of the date the Participant commences participation in the Plan.

3.2                                 Elections to be Made.

(a)           First Plan Year.  In connection with a Participant’s commencement of participation in the Plan, the Participant shall make the following elections:

(i)                                     an election as to the amount of Director Cash Compensation payable with respect to the Plan Year in which the Participant commences participation in the Plan that is to be deferred;

(ii)                                  an election as to how the deferral is to be allocated (in increments of one percent) among his or her Cash Subaccount and Share Subaccount;

(iii)                               a one-time, irrevocable election, as described in Section 6.1(b), as to the manner in which the Participant will receive his or her Separation Benefit;

(iv)                              a one-time, irrevocable election, as described in Section 6.2(b), as to the manner in which the Participant will receive his or her Disability Benefit;

(v)                                 such other elections as the Administrator deems necessary or desirable under the Plan.

For any election to be valid, the election form must be completed and signed by the Participant, timely delivered to the Administrator (in accordance with Section 2.2 above) and accepted by the Administrator.

(b)           Subsequent Plan Years.  For each succeeding Plan Year, each Participant shall make a deferral election as to the amount of Director Cash Compensation payable with respect to such Plan Year, an election as to how the deferral is to be allocated (in increments of one percent) among his or her Cash Subaccount and Share Subaccount, and such other elections as the Administrator deems necessary or desirable under the Plan.  Such elections shall be made by timely delivering a new election form to the Administrator, in accordance with Plan Rules, before the end of the Plan Year preceding the Plan Year for which the election is made.  If no such election form is timely delivered for a Plan Year, the Director Cash Compensation to be deferred shall be zero for that Plan Year.

4.                                       Crediting and Vesting of Contributions to a Participant’s Account

4.1           Participant Accounts.  The Administrator will establish and maintain an Account for each Participant to evidence amounts credited with respect to the Participant pursuant to Sections 4 and 5.  A Participant’s Account may include a Cash Subaccount and a Share Subaccount.

4.2           Withholding and Crediting of Covered Compensation.  For each Plan Year, deferrals of Director Cash Compensation shall be withheld at the time the Director Cash Compensation is or otherwise would be paid to the Participant, whether or not this occurs or would occur during the Plan Year to which these amounts relate.  Deferred amounts of Director Cash Compensation will be credited to a Participant’s Account at the time such amounts would otherwise have been paid to the Participant.  Such credits to the Qualified Director’s Cash Subaccount will be in U.S. dollars in an amount equal to the amount of the deferral allocated to the Cash Subaccount by the Qualified Director.  Such credits to a Qualified Director’s Share Subaccount will be the number of full and fractional Share Units determined by dividing the amount of Director Cash Compensation to be allocated to the Share Subaccount by the Market Price on the date as of which the credit is made.

4.3           Crediting of Amounts after Benefit Distribution.  Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account balance occur prior to the date on which any portion of the Director Cash Compensation that a Participant has elected to defer in accordance with Section 3.1 would otherwise be credited to the Participant’s Account, such amount shall not be so credited but shall be paid to the Participant in a lump sum as soon as administratively practicable after such amount would otherwise have been credited to the Participant’s Account.

4.4                                 Vesting.  A Participant shall at all times be 100% vested in his or her Account balance.

5.                                       Investment Credits.

5.1                                 Cash Subaccounts.

(a)           Designation of Measurement Funds.  The Administrator will designate two or more Measurement Funds that will serve as the basis for determining Investment Credits to a Participant’s Cash Subaccount.  The Administrator may, from time to time, designate additional Measurement Funds or eliminate any previously designated Measurement Funds.  The designation or elimination of a Measurement Fund pursuant to this Section 5.1(a) is not a Plan amendment.  The Administrator will not be responsible in any manner to any Participant, Beneficiary or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a Measurement Fund.

(b)                                 Participant Direction.  A Participant must direct the manner in which amounts credited to his or her Cash Subaccount pursuant to Section 4 will be allocated among and deemed to be invested in the Measurement Funds designated pursuant to Section 5.1(a).  Such allocation and investment directions shall be submitted in writing on an election form to the Administrator.  If a Participant fails to direct the manner in which amounts credited to his or her Cash Subaccount will be deemed to be invested, his or her Cash Subaccount balance will automatically be allocated to and deemed invested in the Measurement Fund specified in Plan Rules.  Amounts will be deemed to be invested in accordance with the Participant’s direction on or as soon as administratively practicable after the date the amounts are credited to the Participant’s Cash Subaccount.

(c)           Change in Direction for Account Balances and Future Credits.  A Participant may, at any time, direct a change in the manner in which future credits to his or her Cash Subaccount pursuant to Section 4 will be, or his or her existing Cash Subaccount balance is, allocated among and deemed to be invested in the Measurement Funds designated pursuant to Section 5.1(a).  Any such direction may be made separately for an existing Cash Subaccount balance and for future amounts to be credited to a Cash Subaccount.  Any change in allocation and investment direction shall be submitted in writing on an election form to the Administrator, and will be effective as soon as reasonably practicable after receipt of the election form by the Administrator.

(d)           Effecting a Change in Direction.  In providing any direction described in Sections 5.1(b) and (c), the Participant shall specify on the election form, in increments of one percent (1%), the percentage of his or her Cash Subaccount balance or of future credits to his or her Cash Subaccount, as applicable, to be allocated/reallocated to each Measurement Fund.  Any such direction will remain in effect until the Participant subsequently submits a properly completed new election form to the Administrator.

(e)           Account Adjustment.  As of the close of business on each day on which trading occurs on the NASDAQ Stock Market, the Administrator will cause each Participant’s Cash Subaccount balance to be adjusted (upward or downward) to reflect the investment performance, since the last adjustment, of the Measurement Funds among which the Cash Subaccount balance has been allocated and hypothetically invested.

5.2                                 Share Subaccounts.

(a)           Timing and Nature of Credits.  As of the first day of the calendar quarter first following the date on which dividends are paid on Shares, a Participant’s Share Subaccount will be credited with that number of full and fractional Share Units determined by dividing (i) the dollar amount of the dividends that would have been payable to the Participant if the number of Share Units credited to the Participant’s Share Subaccount on the record date for such dividend payment had then been Shares registered in the name of such Participant, by (ii) the Market Price on the date as of which the credit is made.

(b)           Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the Company’s corporate structure or Shares, the Administrator will make such adjustment, if any, as the Administrator may deem appropriate in the number and kind of Share Units credited to Share Subaccounts.

5.3           No Actual Investment.  The Measurement Funds and Share Units are to be used only for record-keeping purposes to adjust a Participant’s Account Balance, and nothing contained in this Plan or done in accordance with the terms of this Plan shall be considered or construed in any manner as an actual investment of a Participant’s Account Balance in any such Measurement Fund or Share Unit.  A Participant’s Account Balance will at all times be a bookkeeping entry only and will not represent any investment made on his or her behalf by any Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the applicable Employer.  If any Employer or the Trustee decides to invest funds in any or all of the investments on which the Measurement Funds or Share Units are based, or in any comparable investments, no Participant shall have any rights in or to such investments themselves.

5.4           Participant Responsibilities.  Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to Section 3.2(a)(ii) and this Section 5.  Neither the Company, any of its directors, officers or employees, nor the Administrator has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Participant pursuant to this Plan.

6.                                       Distributions of Amounts Credited to Plan Accounts.

6.1                                 Separation Benefit.

(a)           Amount of Separation Benefit.  A Participant who experiences a Separation from Service shall receive, as a Separation Benefit, his or her vested Account balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

(b)           Payment of Separation Benefit.  A Participant, in connection with his or her initial commencement of participation in the Plan, shall irrevocably elect on an election form to receive his or her Separation Benefit in a lump sum or pursuant to the Annual Installment Method for up to 15 years.  If a Participant does not make any election with respect to the payment of his or her Separation Benefit, then such Participant shall be deemed to have elected to receive the Separation Benefit in a lump sum.  The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

(c)           Change in Election.  A Participant may change his or her election with respect to the payment of a Separation Benefit one time by submitting an election form to the Administrator in accordance with the following criteria:

(i)            Such election form must be submitted to and accepted by the Administrator at least 12 months prior to the Participant’s originally scheduled Benefit Distribution Date;

(ii)           The Separation Benefit payment(s) is (are) delayed at least 5 years from the Participant’s originally scheduled Benefit Distribution Date in accordance with the requirements of Code section 409A(a)(4) and regulations and rulings issued thereunder; and

(iii)          The election to change the timing of the payment of the Separation Benefit shall have no effect until at least 12 months after the date on which the election is made.

6.2                                 Disability Benefit.

(a)           Amount of Disability Benefit.  Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

(b)           Payment of Disability Benefit.  A Participant, in connection with his or her initial commencement of participation in the Plan, shall irrevocably elect on an election form to receive the Disability Benefit in a lump sum or pursuant to the Annual Installment Method for up to 5 years.  If a Participant does not make any election with respect to the payment of the Disability Benefit, then such Participant shall be deemed to have elected to receive the Disability Benefit in a lump sum.  The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date.  Remaining installments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date.

6.3                                 Death Benefit.

(a)           Amount of Death Benefit.  The Participant’s Beneficiary(ies) shall receive a Death Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

(b)           Payment of Death Benefit.  The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment, whether or not installment payments had already commenced to the Participant before his or her death.  The lump sum payment shall be made no later than 60 days after the Participant’s Benefit Distribution Date.

6.4           Partial Distributions.  Any installment payment or partial distribution to a Participant from his or her Cash Subaccount shall be deemed to have been made proportionally from each of the Measurement Funds into which amounts credited to such Subaccount are deemed invested, based on the ratio of the amount deemed invested in each such Measurement Fund to the Participant’s total Cash Subaccount balance as of the date the amount of the installment payment or partial distribution is determined.  The undistributed portion of an Account distributed in the form of installment payments or a partial distribution will continue to receive Investment Credits in accordance with this Plan.

6.5           Form of Distribution.  Any distribution from a Participant’s Cash Subaccount will be made in cash only.  Any distribution from a Participant’s Share Subaccount will be made in full Shares only and cash in lieu of any fractional Share (in an amount based on the Market Price on the applicable distribution date).

6.6           Reduction of Account Balance.  The balance of the Account from which a distribution is made will be reduced by the amount of the distribution as of the date of the distribution.

6.7           Limitations on Share Distributions.  Notwithstanding any other provision of the Plan to the contrary, neither the Company nor the Trustee is required to issue or distribute any Shares under this Plan, and a distributee may not sell, assign, transfer or otherwise dispose of Shares issued or distributed pursuant to the Plan, unless (a) there is in effect with respect to such Shares a registration statement under the Securities Act and any applicable state securities laws or an exemption from such registration under the Securities Act and applicable state securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Company deems necessary or advisable.  The Company or the Trustee may condition such issuance, distribution, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.  This Section 6.7 will not operate to defer the date as of which the benefit payable to the Participant under this Plan is includable in taxable income under Code section 409A.

7.                                       Withdrawals for Unforeseeable Emergencies

7.1           Suspension of Deferrals; Distribution.  If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Administrator to suspend deferrals of Director Cash Compensation to the extent deemed necessary by the Administrator to satisfy the Unforeseeable Emergency.  If suspension of deferrals is not sufficient to satisfy the Participant’s Unforeseeable Emergency, or if suspension of deferrals is not required under applicable tax law, the Participant may further petition the Administrator to receive a partial or full distribution of his or her vested Account balance from the Plan.

7.2           Limitation on Amount of Distribution.  Any distribution under Section 7.1(a) shall not exceed the lesser of (i) the Participant’s vested Account balance, calculated as of the close of business on the date on which the amount becomes payable, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution, all as determined by the Administrator.  Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan, if the Administrator, in its sole discretion, determines that suspension is required by applicable tax law.  Any distribution pursuant to this Section 7.1 will be made first from the Participant’s Cash Subaccount and then from the Participant’s Share Subaccount, with the amount distributed from the Share Subaccount determined based upon the Market Price as of the close of business on the date the amount becomes payable.

7.3           Suspension of Deferrals.  If the Administrator approves a Participant’s petition for suspension and/or distribution under Section 7.1(a), the Participant’s deferrals under this Plan shall be suspended as of the date of such approval.  If a petition for distribution under Section 7.1(a) is approved, the Participant shall receive the approved distribution from the Plan within 60 days of the date of such approval.  Deferrals suspended under this Section 7.1 may not recommence until the first day of the next Plan Year beginning after the date deferrals ceased.

8.                                       Beneficiary Designation and Distributions

8.1           Manner of Designation.  Each Participant may designate, on a form prescribed by the Administrator, one or more primary and contingent Beneficiaries to receive his or her Account balance after his or her death.  A Participant may change or revoke any Beneficiary designation at any time.  Any such designation, change or revocation will be effective only if a properly completed beneficiary designation form is executed by the Participant and received by the Administrator during the Participant’s lifetime.  Upon receipt by the Administrator of a new beneficiary designation form, all beneficiary designations previously filed shall be canceled.

8.2           Spousal Consent.  No designation of a primary Beneficiary other than the Participant’s spouse is effective unless the spouse consents to the designation or the Administrator determines that spousal consent cannot be obtained because the spouse cannot reasonably be located or is legally incapable of consenting.  Any spousal consent must be in writing, acknowledge the effect of the election and be witnessed by a notary public.  Such a consent is effective only with respect to the Beneficiary or class of Beneficiaries so designated and only with respect to the spouse who so consented.

8.3           No Beneficiary Designation.  If a Participant fails to designate a Beneficiary, or revokes a Beneficiary designation without naming another Beneficiary, or designates one or more Beneficiaries none of whom survives the Participant or exists at the time in question, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.4           Identifying Beneficiaries.  The automatic Beneficiaries specified in Section 8.3 and the Beneficiaries designated by the Participant become fixed as of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary’s estate.  Any designation of a Beneficiary by name that is accompanied by a description of relationship to the Participant or only by statement of relationship to the Participant is effective only to designate the person or persons standing in such relationship to the Participant at the time of the Participant’s death.  If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Company or the Trustee to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

8.5           Payment in Event of Incapacity.  If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrator, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrator may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrator:  the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, children, parents, or other relatives by blood or marriage.  The Administrator is not required to see to the proper application of any such payment.

8.6           Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary or in accordance with Section 8.5 shall fully and completely discharge the Company and the payment completely discharges all claims under the Plan against the Company, the Administrator, the Plan and the Trust to the extent of the payment.

9.                                       Source of Payments; Nature of Interest.

9.1                                 Trust.

(a)           Establishment of Trust.  The Company may establish a Trust with an independent corporate trustee in order to provide assets from which the obligations of the Company to the Participants and their Beneficiaries under the Plan may be fulfilled.  The Trust must be a grantor trust that conforms substantially with the model trust described in Revenue Procedure 92-64.  The Company may from time to time transfer to the Trust cash, marketable securities or other property, including securities issued by the Company, acceptable to the Trustee in accordance with the terms of the Trust.

(b)           Change in Control.  Notwithstanding Section 9.1(a) and only to the extent such transfer would not be treated as a transfer of property within the meaning of Code section 83(b) by operation of Code section 409A(b)(2), not later than the effective date of a Change in Control, the Company must transfer to the Trust an amount not less than the amount by which (1) 125 percent of the aggregate balance of all Participants’ Accounts as of the last day of the month immediately preceding the effective date of the Change in Control exceeds (2) the value of the Trust assets attributable to amounts previously contributed by the Company as of the most recent date as of which such value was determined.

9.2                                 Source of Payments.

(a)           Company’s Responsibility.  The Company will pay, from its general assets, the portion of any benefit payable pursuant to Sections 6, 7 or 8, and all costs, charges and expenses relating thereto.

(b)           Distributions from the Trust.  The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of the Company’s obligations under the Plan in accordance with the terms of the Trust.  The Company is responsible for paying any benefits attributable to a Participant’s Account that are not paid by the Trust.

9.3           Status of Plan and Trust.  The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.  The Company shall at all times remain liable to carry out its obligations under the Plan.  Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, with the Participant’s or other person’s only interest under the Plan being the right to receive the benefits set forth herein.  The Trust is established only for the convenience of the Company and the Participants, and no Participant has any interest in the assets of the Trust prior to distribution of such assets pursuant to the Plan.  To the extent the Participant or any other person acquires a right to receive benefits under this Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Company.

10.                                 Amendment and Termination.

10.1         Termination of Plan.  By action of its Board, the Company may terminate the Plan at any time.  If the Plan is terminated, no additional deferrals or deferral credits will be made with respect to affected Participants with respect to the period after the effective date of the termination, but the Accounts of affected Participants will continue to be credited with Investment Credits pursuant to Section 5, until they are distributed pursuant to Sections 6, 7 or 8.

10.2         Amendment of Plan.  By action of its Board, the Company may amend the Plan at any time and in any manner, except that (1) no amendment may adversely affect a benefit to which a Participant or the Beneficiary of a deceased Participant is entitled under the Plan as of the later of the adoption date or effective date of the amendment and (2) no attempted amendment to Section 9.1(b), this Section 10.2 or Section 14.9 will be effective with respect to any Change in Control, as defined in Section 14.9 without regard to the attempted amendment, occurring within 12 months after the date on which the attempted amendment is approved by the Company’s Board unless (i) each Participant provides his or her prior written consent to the amendment, or (ii) any such amendment is, in the judgment of the Company’s Board, necessary in order to cause the Plan to remain compliant with applicable laws and regulations and to ensure the continued compliance of the Plan with Code section 409A.  Any amendment to the Plan applies only to Participants whose separation from service with the Company occurs after the effective date of the amendment unless the amendment expressly otherwise provides.

11.                                 Administration.

11.1         Administrator.  The general administration of the Plan and the duty to carry out its provisions will be vested in the Corporate Governance Committee of the Board or such other Board committee as may be subsequently designated as Administrator by the Board.  Any individual serving as Administrator may be a Participant under the Plan, but any such individual who is a Participant shall not vote or act on any matter relating solely to himself or herself.  Such committee may delegate such duties or any portion thereof to a named person and may from time to time revoke such authority and delegate it to another person.  To the extent such authority has been delegated, references in this Plan to the “Administrator” shall be deemed to include any person to whom the applicable authority has been delegated.

11.2         Plan Rules and Regulations.  The Administrator has the discretionary power and authority to make such Plan Rules as the Administrator determines to be consistent with the terms, and necessary or advisable in connection with the administration, of the Plan and to modify or rescind any such Plan Rules.

11.3         Administrator’s Discretion.  The Administrator has the sole discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and Plan Rules whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations.  In the exercise of its discretionary power and authority, the Administrator will treat all similarly situated persons uniformly. The Administrator’s interpretations, determinations, regulations and calculations are final and binding on all persons and parties concerned.

11.4         Specialist’s Assistance.  The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services.  All costs of administering the Plan will be paid by the Company.

11.5         Indemnification.  The Company agrees to indemnify and hold harmless, to the extent permitted by law, each director, officer and employee of the Company and any subsidiary or affiliate of the Company against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.  The Company has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

12.                                 Claims Procedures

12.1         Submission of Claim.  Any Participant or Beneficiary of a deceased Participant (either being referred to in this Section as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be submitted within 60 days after such notice was received by the Claimant.  Any other claim must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

12.2         Consideration by Administrator.  The Administrator will consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim.  The Administrator shall notify the Claimant in writing:

(a)                                  that the claim has been allowed in full; or

(b)           that the claim has been denied in whole or in part, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)          a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the claim review procedure set forth in Sections 12.3 and 12.4 below.

12.3         Review of Denied Claim.  Within 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s representative):

(a)           may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Administrator, in its sole discretion, may grant.

12.4         Decision on Review.  The Administrator shall render its decision on review promptly, and in any case within 60 days of the later of the date the Administrator receives the Claimant’s written request for a review of the denial of the claim, or the date a hearing is held at Claimant’s request.  In rendering its decision, the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)           a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits.

12.5         Extensions of Time.  The 90- and 60-day periods specified in Sections 12.2 and 12.4 during which the Administrator must respond to the Claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator’s control so require.

12.6         Legal Action. A Claimant’s compliance with the foregoing provisions of this Section 12 is a prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

13.                                 Miscellaneous

13.1         Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.2         Nonassignability.  The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.  No part of any benefit payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.3         Offsets.  The Company may offset against amounts payable to a Participant or Beneficiary under the Plan any amounts then owing to the Company by such Participant or Beneficiary.

13.4         Disputes.  In the event of a dispute over whether any person is entitled to a benefit under the Plan, the amount, form or timing of payment of any such benefit or any other provision of the Plan, the person is responsible for paying any costs he, she or it incurs, including attorney’s fees and legal expenses, and the Company is responsible for paying any costs it incurs, including attorney’s fees and legal expenses.

13.5         No Warranties Regarding Tax Treatment.  The Company makes no warranties regarding the tax treatment to any person of any deferrals or payments made pursuant to the Plan and each Participant will hold the Administrator and the Company and its officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

13.6         Governing Law.  To the extent that state law is not preempted by the provisions of laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota without regard to its conflict of laws rules of the State of Minnesota or any other jurisdiction.

13.7         Notices.  Any notice or filing required or permitted to be given to the Administrator under this Plan shall be in writing and either hand-delivered, mailed or sent via overnight delivery service to the address below:

Nash Finch Company
Attn: Vice President of Human Resources
7600 France Avenue South
Minneapolis, Minnesota 55435

Any notice or filing required or permitted to be given to a Participant under this Plan shall be in writing and either hand-delivered, mailed or sent via overnight delivery service to the last known address of the Participant.

Any notice sent or delivered as provided hereunder shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the third business day after deposit in the U.S. mail.

13.8         Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

13.09       Separability.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.10       Insurance.  The Company, on its own behalf or on behalf of the Trustee, may apply for and procure insurance on the life of any Participant, in such amounts and in such forms as the Company may choose.  The Company or the Trustee, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

13.11       Headings.  The headings of Sections and sections are included solely for convenience of reference; if there exists any conflict between such headings and the text of the Plan, the text will control.

14.                                 Definitions.  The definitions set forth in this Section 14 apply in construing the Plan unless the context otherwise indicates.

14.1         Account.  “Account” means the bookkeeping account maintained with respect to a Participant pursuant to Section 4.1 reflecting the amounts owed to the Participant or the Participant’s Beneficiary under the terms of this Plan.  Subaccounts within any such Account may be established for any Participant to the extent deemed necessary by the Administrator, and will include a Cash Subaccount and a Share Subaccount.

14.2         Administrator.  The “Administrator” of the Plan is the Corporate Governance Committee of the Board or such other committee or the person to whom administrative duties are delegated pursuant to the provisions of Section 11.1, as the context requires.

14.3         Annual Installment Method.  “Annual Installment Method” means a series of annual cash installment payments (in the case of a Participant’s Cash Subaccount) or annual installment Share distributions (in the case of a Participant’s Share Subaccount) over a number of years selected by the Participant in accordance with this Plan, with the amount of each installment payment to be calculated by multiplying the Participant’s then current vested Cash Subaccount balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant, and the number of Shares comprising each installment Share distribution to be calculated by multiplying the Participant’s then current vested Share Unit balance in his or her Share Subaccount by the same fraction (and rounding the product to the nearest full Share).  For purposes of this definition, a Participant’s “then current vested Cash Subaccount balance” or “then current vested Share Unit balance” shall be (i) for the first annual installment, the Participant’s vested Cash Subaccount balance or vested Share Unit balance, as the case may be, as of the close of business on the Participant’s Benefit Distribution Date, and (ii) for each remaining annual installment, the comparable balances on the applicable anniversary of the Participant’s Benefit Distribution Date.  By way of example, if the Participant elects a 10 year Annual Installment Method for the Separation Benefit, the first payment or Share distribution shall be 1/10 of the applicable vested balance, and the following year, the payment or Share distribution shall be 1/9 of the applicable vested balance.

14.4         Annual Retainer.  “Annual Retainer” means the regular retainer payable by the Company to a Qualified Director for a 12-month period of service as a Qualified Director, exclusive of fees specifically paid for attending or chairing regular or special meetings of the Board and Board committees, fees or special retainers paid for membership on standing Board committees or for serving as the chair of the Board or standing Board committees, expense allowances or reimbursements, insurance premiums and any other payments that are determined by reference to factors other than holding office as a Qualified Director.

14.5         Beneficiary.  “Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Section 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

14.6         Benefit Distribution Date.  means the date that triggers distribution of a Participant’s vested Account Balance.  A Participant’s Benefit Distribution Date shall be determined as follows:

(a)           If the Participant experiences a Separation from Service, his or her Benefit Distribution Date shall be the date on which the Participant experiences the Separation from Service, provided, however, (i) if the Participant is a Key Employee, his or her Benefit Distribution Date shall be postponed to the last day of the six-month period immediately following the date on which the Participant experiences the Separation from Service, or (ii) in the event the Participant changes his or her Separation Benefit election in accordance with Section 6.1(c), his or her Benefit Distribution Date shall be postponed in accordance with such Section 6.1(c); or

(b)           The date on which the Administrator is provided with proof that is satisfactory to the Administrator of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account balance; or

(c)                                  The date on which the Participant becomes Disabled.

14.7                           Board.  “Board” means the board of directors of the Company.

14.8         Cash Subaccount.  “Cash Subaccount” means a Subaccount to which deferrals of Director Cash Compensation are credited in U.S. dollars.

14.9         Change in Control.  “Change in Control” means a “change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company” within the meaning of Code section 409A(a)(2)(A)(v) and the regulations, rulings and guidance issued thereunder by the U.S. Treasury Department and the Internal Revenue Service.

14.10       Code.  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and to any successor provision.

14.11       Company.  “Company” means Nash Finch Company, and any successor to all or substantially all of the Company’s assets or business.

14.12       Director Cash Compensation.  “Director Cash Compensation” means all amounts payable in cash by the Company to a Qualified Director for his or her services to the Company as a Qualified Director, (a) including an annual retainer for Board and Board committee membership, an annual retainer for chairing the Board or a Board committee, and fees specifically paid for attending meetings of the Board and Board committees, but (b) excluding equity-based compensation arrangements such as stock options and performance or restricted stock units granted under equity-based compensation plans of the Company, expense allowances or reimbursements and insurance premiums paid to or on behalf of Qualified Directors.

14.13       Disability; Disabled.  “Disability” or “Disabled” means that a Participant “disabled” within the meaning of Code section 409A(a)(2)(C) and regulations or rulings issued thereunder.  The Administrator shall determine whether a Participant is Disabled.

14.14                     Disability Benefit.  “Disability Benefit” means the benefit set forth in Section 6.2.

14.15       Investment Credits.  “Investment Credits” are the gains or losses allocable to the Cash Subaccounts of Participants under Section 5 based on the Measurement Funds elected by the Participant.

14.16       Key Employee.  “Key Employee” means any Participant whom the Administrator, in its sole discretion, determines is a “key employee” of the Company, as defined in Code section 409A(2)(B)(i) and regulations or rulings issued thereunder.

14.17       Market Price.  “Market Price” means the closing sale price for Shares on a specified date or, if Shares were not then traded, on the most recent prior date when Shares were traded, all as reported on the Nasdaq National Market or such other exchange as the Shares may be traded from time to time.

14.18       Participant.  “Participant” is a current or former Qualified Director to whose Account amounts have been credited pursuant to Section 3 and who has not ceased to be a Participant pursuant to Section 2.4.

14.19       Plan.  “Plan” means the Nash Finch Company Director Deferred Compensation Plan, as from time to time amended or restated.

14.20       Plan Rules.  “Plan Rules” are rules, policies, practices or procedures adopted by the Administrator pursuant to Section 11.2.

14.21                     Plan Year.  “Plan Year” means a calendar year.

14.22       Qualified Director.  “Qualified Director” means an individual who is a member of the Board and who is not a current employee of the Company or any of its subsidiaries.

14.23       Securities Act.  “Securities Act” means the Securities Act of 1933, as amended. Any reference to a specific provision of the Securities Act includes a reference to that provision as it may be amended from time to time and to any successor provision.

14.24       Separation from Service.  “Separation from Service” means the Participant’s separation from service as a director with the Company, voluntarily or involuntarily, for any reason other than Disability or death.

14.25       Separation Benefit.  “Separation Benefit” means the benefit set forth in Section 6.1.

14.26                     Share Subaccount.  “Share Subaccount” means an account to which amounts are credited in Share Units.

14.27       Share Unit.  “Share Unit” means a unit credited to a Participant’s Share Subaccount pursuant to the Plan, each of which represents the equivalent of one Share.

14.28       Shares.  “Shares” means shares of common stock of the Company, $1.66-2/3 par value, or such other class or kind of shares or other securities as may be applicable pursuant to Section 5.2(b).

14.29                     Trust.  “Trust” means any trust or trusts established by the Company pursuant to Section 9.1.

14.30       Trustee.  “Trustee” means the independent corporate trustee or trustees that at the relevant time has or have been appointed to act as Trustee of the Trust.

14.31       Unforeseeable Emergency.  “Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Code section 409A(a)(2)(B)(ii) and regulations or rulings issued thereunder.  The existence of an Unforeseeable Emergency will be determined by the Administrator.